EXHIBIT 99.2

Iron Mountain
Corporate Offices
745 Atlantic Avenue
Boston, Massachusetts 02111

TELEPHONE: 617 357-4455
FAX: 617 350-7881

[IRON MOUNTAIN LOGO]
America's Largest Records Management Company

                 Iron Mountain Completes Merger with InterMation
                       Announces Sixth Acquisition in 1998



         BOSTON -- April 7, 1998 -- Iron Mountain Incorporated (NASDAQ:IMTN), America's largest records management company, announced that it has completed its acquisition of InterMation, Inc. for total consideration of approximately $29 million, including approximately $12.1 million in Iron Mountain common stock, with the balance in cash and the assumption of debt. The equity portion of the consideration consisted of 325,672 shares of Iron Mountain common Stock.

         InterMation provides business records management services, health care records management services, and data security services in Seattle, Washington, and business records management services under the name of Professional Records Center in Portland, Oregon. The transaction represents Iron Mountain's fifth and most significant acquisition in the Pacific Northwest, and it establishes Iron Mountain's position as the leading records management services provider in the region. InterMation has approximately 80 employees and serves approximately 1,300 customer accounts. Iron Mountain Chairman and CEO Richard Reese commented, "This acquisition once again demonstrates Iron Mountain's strategy of pursuing quality companies, with quality management, in multiple business lines in strong and growing markets. We couldn't be more please with the fit between our existing operations in Seattle and Portland and those of InterMation."

         Iron Mountain currently operates in 53 markets nationwide and in London, England. The Company serves more than 50,000 customer accounts, including more than half of the Fortune 500 Companies. Iron Mountain provides a full array of records and information management services, including business records storage and management, health care records management, data security services for electronic records, vital records protection, information technology staffing, and records management consulting services.

         CONTACT:          Iron Mountain Incorporated
                           Donald P. Richards
                           617/357-6966 ext. 295
                           e-mail: donald_richards@ironmountain.com